Exhibit 99.1

EMCORE Announces Pricing of $	31.2	Million Public Offering of Common Stock

Alhambra, CA - February 10, 2021 - EMCORE Corporation (Nasdaq: EMKR) today announced the pricing of an underwritten public offering of 5,787,037 shares of its common stock at a price to the public of $5.40 per share. All of the shares in the offering are being sold by EMCORE. The gross proceeds to EMCORE from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $31.2 million. The offering is expected to close on or about February 16, 2021, subject to customary closing conditions. In addition, EMCORE has granted the underwriters a 30-day option to purchase up to an additional 868,056 shares of its common stock at the public offering price, less underwriting discounts and commissions.

Cowen is acting as book-running manager and Craig-Hallum Capital Group is acting as co-manager for the offering.

A shelf registration statement (File No. 333-235818) relating to the shares was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective on January 27, 2020. The offering will be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, by contacting: Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, Attn: Prospectus Department, by telephone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com or Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email atprospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EMCORE Corporation

EMCORE Corporation is a leading provider of advanced mixed-signal products that serve the aerospace & defense and broadband communications markets. Our best-in-class components and systems support a broad array of applications including navigation and inertial sensing, defense optoelectronics, broadband transport, 5G wireless infrastructure, optical sensing, and cloud data centers. We leverage industry-leading Quartz MEMS, Indium Phosphide, and Lithium Niobate chip-level technology to deliver state-of-the-art component and system-level products across our end-market applications. EMCORE has vertically-integrated manufacturing capability at its wafer fabrication facility in Alhambra, CA, and Quartz MEMS manufacturing facility in Concord, CA. Our manufacturing facilities maintain ISO 9001 quality management certification, and we are AS9100 aerospace quality certified at our facility in Concord. For further information about EMCORE, please visit http://www.emcore.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “will,” “expect,” “shall,” and similar terms or the negative of such terms, and include, without limitation, statements about the Company’s expectations regarding the completion, terms, size, and timing of the public offering, and with respect to granting the underwriters a 30-day option to purchase additional shares. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by EMCORE is contained in the section captioned “Risk Factors” in the prospectus supplement related to the public offering and from time to time in the Company’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2020, its Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, as well as subsequent SEC filings. The forward-looking statements contained in this release are as of the date of this release, and the Company does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Investor Contacts

EMCORE Corporation

Tom Minichiello

(626) 293-3400

investor@emcore.com